EXHIBIT 21
Subsidiaries of Tennessee Gas Pipeline Company
1. ANR Real Estate Corporation
2. SNG RenCen Company, L.L.C.
3. Tennessee Storage Company
4. TGP Finance Company, L.L.C.
5. El Paso Energy Portland Corporation
6. EPEC Communications Corporation
7. EPEC Realty, Inc.
8. EPEC West, Inc.